Exhibit 4.1
The Sturm, Ruger & Company, Inc.
2007 Stock Incentive Plan
1.	Purpose. The purpose of the Plan is (i) to enable the Company and any Related Company to attract and retain employees and independent contractors who contribute to the Company’s success by their ability, ingenuity and industry, and to enable such employees and independent contractors to participate in the long-term success and growth of the Company by giving them an equity interest in the Company and (ii) to compensate non-employee directors and to provide incentives to such directors, which incentives are linked directly to increase in stockholder value and will therefore inure to the benefit of all stockholders of the Company.
2.	Definitions
(a)	“Awards” shall mean awards under the Plan in the form of (i) Non-Qualified Stock Options, (ii) Incentive Stock Options, (iii) Restricted Stock, (iv) Deferred Stock and (v) Stock Appreciation Rights.
(b)	“Board” shall mean the Board of Directors of the Company.
(c)	A “Change in Control” shall mean:
(i)	any person is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; or

(ii)	the following individuals cease for any reason to constitute a majority of the number of Directors then serving as Directors of the Company: individuals who, on the date hereof, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with the settlement of an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of Directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii)	a merger or consolidation of the Company is consummated with any other corporation or entity, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any Parent (as defined below) thereof), at least a majority of the combined voting power of the securities of the Company, such surviving entity or any Parent thereof outstanding immediately after such merger or consolidation or (b) a merger or consolidation effected solely to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; or
(iv)	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated a sale or disposition by the Company of any assets which individually or as part of a series of related transactions constitute all or substantially all of the Company’s consolidated assets; or

(v)	the execution of a binding agreement that if consummated would result in a Change in Control of the type specified in section (i) or (iii) above (an “Acquisition Agreement”) or of a binding agreement for the sale or disposition of assets that, if consummated, would result in a Change in Control of the type specified in section (iv) above (an “Asset Sale Agreement”) or the adoption by the Board of a plan of complete liquidation or dissolution of the Company that, if consummated, would result in a Change in Control of a type specified in section (iv) above (a “Plan of Liquidation”); provided however, that a Change in Control of the type specified in this section (v) shall not be deemed to exist or to have occurred as a result of the execution of such Acquisition Agreement or Asset Sale Agreement, or the adoption of such a Plan of Liquidation, from and after the Abandonment Date.

(vi)	For the purposes of this definition the term “Abandonment Date” shall mean the date on which (a) an Acquisition Agreement, Asset Sale Agreement or Plan of Liquidation is terminated (pursuant to its terms or otherwise) without having been consummated, (b) the parties to an Acquisition Agreement or Asset Sale Agreement abandon the transactions contemplated thereby, (c) the Company abandons a Plan of Liquidation or (d) a court or regulatory body having competent jurisdiction enjoins or issues a cease and desist or stop order with respect to or otherwise prevents the consummation of, or a regulatory body notifies the Company that it will not approve, an Acquisition Agreement, Asset Sale Agreement or Plan of Liquidation or the transactions contemplated thereby and such injunction, order or notice has become final and not subject to appeal.

(vii)	For the purposes of this definition, “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.
(viii)	For the purposes of this definition, “Parent” shall mean any entity that becomes the Beneficial Owner of at least a majority of the voting power of the outstanding voting securities of the Company or of an entity that survives any merger or consolidation of the Company or any direct or indirect subsidiary of the Company.
(d)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(e)	“Committee” shall mean the Compensation Committee of the Board or such other committee appointed either by the Board or by such Compensation Committee to administer the Plan. The Committee shall be composed entirely of Directors who meet the qualifications in Section 4 of this Plan. If at any time no Committee shall be in office, then the functions of the Committee specified in this Plan shall be exercised by the Board.

(f)	“Company” shall mean Sturm, Ruger & Company, Inc., a Delaware corporation.

(g)	“Deferral Period” shall mean the period during which receipt of an award of Deferred Stock shall be deferred.

(h)	“Deferred Stock” shall mean an award of deferred stock granted to Participant pursuant to the Plan.

(i)	“Director” shall mean any individual who is a Member of the Board

(j)	“Disability” shall mean the Participant shall be deemed to have a “Permanent Disability” if the Participant is unable to engage in the activities required by the Participant’s job and any other Company job suitable for Participant (as determined by the Board of Directors of the Company) by reason of any medically determined physical or mental impairment which can be expected to result in death or which can be expected to last for a continuous period of not less than 120 days (in each case, as determined in good faith by a majority of the Board of Directors of the Company, which determination shall be conclusive).
(k)	“Effective Date” shall mean April 24, 2007.

(l)	“Employee” shall mean any employee of the Company or any Related Company.

(m)	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

(n)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(o)	“Fair Market Value” shall mean, with respect to Stock or other property, the fair market value of such Stock or other property determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee in good faith, the per share Fair Market Value of Stock on aparticular date shall mean (i) the closing sale price per share of Stock on the national securities exchange on which the Stock is principally traded for the last preceding date on which there was a sale of such Stock on such exchange, (ii) if the shares of Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Stock in such over-the-counter market for the last preceding date on which there was a sale of such Stock in such market or (iii) if the shares of Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine.
(p)	“Grant Date Value” shall mean the mean between the highest and lowest quoted sales price of a share of Stock in the New York Stock Exchange Composite Transaction Report.

(q)	“Incentive Stock Option” shall mean a Stock Option that is an “incentive stock option” within the meaning of Section 422 of the Code granted to an Employee of the Company pursuant to the Plan.
(r)	“Non-Employee Directors” shall mean those members of the Board who are not otherwise serving as officers or Employees of the Company or any Related Company at the same time that they are serving as members of the Board.

(s)	“Non-Qualified Stock Option” shall mean a Stock Option which is not an Incentive Stock Option granted to a Participant pursuant to the Plan.

(t)	“Participant” shall mean an Employee, prospective Employee, Director (including Non-Employee Directors), independent contractor, officer, advisor of the Company, its Parent, if any, or any Related Company or other individual as designated by the Committee, in its sole discretion, to the extent such designation does not prevent the Plan and Awards under the Plan from being covered by Rule 701 promulgated under the Securities Act of 1933, as amended.

(u)	“Plan” shall mean The Sturm, Ruger & Company, Inc. 2007 Stock Incentive Plan.

(v)	“Plan Year” shall mean the period (i) beginning on the date of the Company’s Annual Stockholders meeting and (ii) ending on the day immediately prior to the Company’s next succeeding Stockholder meeting. The first Plan Year shall begin on the Effective Date.

(w)	“Related Company” shall mean any company during any period in which it is a “subsidiary corporation” (as the term is defined in the Code) with respect to the Company.

(x)	“Restricted Stock” shall mean an award of shares of Stock granted to a Participant pursuant to the Plan.

(y)	“Stock” shall mean the common stock of the Company.

(z)	Stock Appreciation Rights” shall mean award of stock appreciation rights granted to a Participant pursuant to the Plan.

(aa)	“Stock Option” shall mean an option to purchase shares of Stock granted to a Participant pursuant to the Plan, which may be either a Non-Qualified Stock Option or an Incentive Stock Option.
3.	Types of Awards. Awards under the Plan may be in the form of (a) Non-Qualified Stock Options, (b) Incentive Stock Options, (c) Restricted Stock, (d) Deferred Stock and (e) Stock Appreciation Rights.

4.	Administration
(a)	Composition of Committee. The Plan shall be administered by the Committee; provided, however, that to the extent determined necessary to satisfy the requirements for exemption from Section 16(b) of the Exchange Act, with respect to the acquisition or disposition of securities hereunder, action by the Committee may be by a committee composed solely of two or more “non-employee directors,” within the meaning of Rule 16b-3 as promulgated under Section 16(b) of the Exchange Act, appointed by the Board or by the Committee, and provided further, that to the extent determined necessary to satisfy the requirements for the exception for “qualified performance-based compensation” under Section 162(m) of the Code, with respect to Awards hereunder, action by the Committee may be by a committee comprised solely of two or more “outside directors,” within the meaning of Code Section 162(m), appointed by the Board or by the Committee. Members of the Committee shall serve at the pleasure of the Board.
(b)	Power and Authority of Committee. The Committee shall have the authority to grant Awards to eligible Participants under the Plan, to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall deem advisable, to interpret the terms and provisions of the Plan and any Award granted under the Plan, and to otherwise supervise the administration of the Plan. In particular, and without limiting its authority and powers, subject to the terms of the Plan, the Committee shall have the authority:
(i)	to determine whether and to what extent any Award or combination of Awards will be granted hereunder;

(ii)	to select the individuals to whom Awards will be granted;

(iii)	to determine the number of shares of Stock to be covered by each Award granted hereunder;

(iv)	to determine the terms and conditions of any Award granted hereunder, including, but not limited to, any vesting or other restrictions based on performance and such other factors as the Committee may determine, and to determine whether the terms and conditions of the Awards are satisfied;

(v)	to determine the treatment of Awards upon an Employee’s retirement, disability, death or termination of employment, an independent contractor’s disability, death or termination of service or a Director’s disability, death, resignation, removal from the Board or when such Director’s successor has been elected; and

(vi)	to determine that amounts equal to the amount of any dividends declared with respect to the number of shares covered by an Award (including Stock Options) (a) will be paid to the holder of the Award currently, (b) will be deferred and deemed to be reinvested, (c) will otherwise be credited to the holder of the Award or (d) that the holder of the Award has no rights with respect to such.
(c)	Determinations of Committee Final and Binding. All determinations made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Participants.
(d)	Board Approval. Notwithstanding anything in the Plan to the contrary, and to the extent determined to be necessary to satisfy an exemption under Rule 16b-3 with respect to the grant of an Award hereunder (and, as applicable, with respect to the disposition to the Company of Stock hereunder), or as otherwise determined advisable by the Committee, the terms of the grant of Awards (and, as applicable, any related disposition to the Company) under the Plan shall be subject to the prior approval of the Board. Any prior approval of the Board, as provided in the preceding sentence, shall not otherwise limit or restrict the authority of the Committee to grant awards under the Plan, including, but not limited to, the authority of the Committee to grant Awards qualifying for the exception for qualified performance-based compensation under Section 162(m) of the Code and the treasury regulations thereunder.
5.	Stock Subject to Plan.
(a)	Eligibility. Officers, Employees, prospective Employees, Directors (including Non-Employee Directors), independent contractors, officers, advisors of the Company or any Related Company are eligible to be granted Awards under the Plan. Subject to the provisions of Section 10 and 11 of this Plan, the Participants under the Plan shall be selected from time to time by the Committee, in its sole discretion, from among those eligible.
(b)	Shares of Stock Subject to Plan. The total number of shares of Stock reserved and available for distribution under the Plan shall be 2,550,000. The shares of Stock hereunder may consist of authorized but unissued shares or treasury shares. The Stock reserved for issuance under the Plan shall be available for distribution with respect to any Award. Notwithstanding the foregoing, (i) no more than 2,350,000 shares of Stock shall be available for distribution under the Plan with respect to any Stock Options awarded, (ii) no more than 500,000 shares of Stock shall be available for distribution under the Plan in any one fiscal year to any single Participant with respect to Stock Options and (iii) no single Participant shall be granted Stock Appreciation Rights under the Plan in any one fiscal year related to more than 500,000 shares of Stock. The exercise of a Stock Appreciation Right for cash or the payment of any other award in cash shall not count against either of these share limits, except as may otherwise be provided under Section 162(m) of the Code. Stock reserved and available for distribution under the Plan shall further be subject to adjustment as provided below.
(c)	Cancellation, Surrender or Termination of Awards. To the extent a Stock Option is surrendered, canceled or terminated without having been exercised, or an Award is surrendered, canceled or terminated without the Award holder having received payment of the Award, or shares awarded are surrendered, canceled, repurchased at less than Fair Market Value or forfeited, the shares subject to such Award shall again be available for distribution in connection with future Awards under the Plan. Notwithstanding the foregoing, surrender, cancellation, termination, or forfeiture of a stock option, to the extent provided under Section 162(m) of the Code and the treasure regulations thereunder, shall not be disregarded for purposes of applying the individual limit on available shares described in 5(b) of this Plan. At no time will the overall number of shares issued under the Plan plus the number of shares covered by outstanding Awards under the Plan exceed the aggregate number of shares authorized under the Plan. The Committee may provide that any Award may be surrendered for cash upon any terms and conditions established by the Committee.
(d)	Capital and Corporate Changes. Subject to the provisions of Section 15 of this Plan, in the event of any merger, reorganization, consolidation, sale of all or substantially all of the Company’s assets, recapitalization, stock dividend, stock split, spin-off, split-up, split-off, distribution of assets (including cash) or other change in corporate structure affecting the Stock, an equitable substitution or adjustment, as may be determined to be appropriate by the Committee in its sole discretion, shall be made to prevent dilution or enlargement of the rights of participants under the Plan with respect to the aggregate number of shares reserved for issuance under the Plan, the identity of the Stock or other securities to be issued under the Plan, the number of shares subject to outstanding Awards and the amounts to be paid by Award holders, the Company or any Related Company, as the case may be, with respect to outstanding Awards. Notwithstanding the foregoing, none of the changes in corporate structure affecting the Stock described above shall impair the rights of a then-existing Award holder without his or her consent.
6.	Stock Options. The Stock Options awarded under the Plan may be of two types: (a) Non-Qualified Stock Options and (b) Incentive Stock Options. To the extent that any Stock Option does not qualify as an Incentive Stock Option, it shall constitute a Non-Qualified Stock Option. Subject to the following provisions and the provisions of Section 10 of this Plan, Stock Options awarded under the Plan shall be in such form and shall have such terms and conditions as the Committee may determine:
(a)	Number of Shares Underlying Options and Option Price. The Stock Option Award Agreement shall specify the number of shares of Stock that may be purchased, the exercise price to be paid by the Participant and the date or dates on which, or the conditions upon the satisfaction of which, the Stock Options will vest. The option price per share of Stock purchasable under a Stock Option shall be determined by the Committee. The vesting of Stock Options may be conditioned upon the completion of a specified period of service with the Company or a Related Company, upon the attainment of specified performance goals or upon such other criteria as the Committee may determine.
(b)	Stock Option Term. The term of each Stock Option shall be determined by the Committee.

(c)	Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides that any Stock Option is exercisable only in installments, the Committee may waive such installment exercise provisions at any time in whole or in part.

(d)	Method of Exercise. Once vested Stock Options may be exercised in whole or in part at any time during the option period by giving written notice of exercise to the Company specifying the number of shares to be purchased, accompanied by payment of the purchase price. Payment of the purchase price shall be made in such manner as the Committee may provide in the Award, which may include cash (including cash equivalents), delivery of unrestricted shares of Stock owned by the optionee for at least six months or subject to Awards hereunder, any other manner permitted by law as determined by the Committee or any combination of the foregoing. The Committee may provide that all or part of the shares received upon the exercise of a Stock Option which are paid for using Restricted Stock or Deferred Stock shall be restricted or deferred in accordance with the original terms of the Restricted Stock or Deferred Stock so used.

(e)	No Stockholder Rights. An optionee shall have neither rights to dividends (other than amounts credited in accordance with Section 4(b)(vi) of this Plan) nor other rights of a stockholder with respect to shares subject to a Stock Option until vested and the optionee has given written notice of exercise and has paid for such shares.

(f)	Non-transferability. No Stock Option shall be transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or ERISA. During the optionee’s lifetime, all Stock Options shall be exercisable only by the optionee. Notwithstanding the above, the Committee may in its discretion and subject to such limitations and conditions as the Committee deems appropriate, grant Non-Qualified Stock Options on terms that permit the optionee to transfer the option to the optionee’s spouse, children, siblings, parents or a trust in which these persons have more than fifty percent of the beneficial interest.

(g)	Special Terms for Incentive Stock Options. Notwithstanding the foregoing provisions of this Section 6, no Incentive Stock Option shall (i) have an option price which is less than 100% of the Fair Market Value of the Stock on the date of the award of the Incentive Stock Option (or, in the case of an Employee who owns Stock possessing more than 10% of the total voting power of all classes of stock of the Company (or its parent or subsidiary corporation) (a “10% shareholder”), have an option price which is less than 110% of the Fair Market Value of the Stock on the date of grant), (ii) be exercisable more than ten years (or, in the case of a 10% shareholder, five years) after the date such Incentive Stock Option is awarded or (iii) be awarded more than ten years after the date of the adoption of the Plan. Notwithstanding anything to the contrary in this Plan, only Employees of the Company or a parent or subsidiary of the Company (as defined in Code Sections 424(e) and 424(f)) shall be eligible to receive awards of Incentive Stock Options. By accepting an Incentive Stock Option granted under the Plan, each such optionee agrees, and any agreement or letter evidencing such option grant shall so provide, that he or she will notify the Company in writing immediately after such optionee makes a “disqualifying disposition” (as provided in Sections 421, 422 and 424 of the Code and the treasury regulations thereunder) of any Stock acquired pursuant to the exercise of an Incentive Stock Option granted under the Plan.
7.	Restricted Stock. Subject to the following provisions and the provisions of Section 11 of this Plan, all awards of Restricted Stock shall be in such form and shall have such terms and conditions as the Committee may determine:
(a)	Number of Shares of Restricted Stock. The number of Shares of Restricted Stock awarded shall be determined by the Committee. The Restricted Stock Award Agreement shall specify the number of Restricted Stock and the date or dates on which, or the conditions upon the satisfaction of which, the Restricted Stock will vest.

(b)	Restricted Stock Term. The term of the Restricted Stock Award shall be determined by the Committee.

(c)	Vesting. The vesting of Restricted Stock may be conditioned upon the completion of a specified period of service with the Company or a Related Company, upon the attainment of specified performance goals or upon such other criteria as the Committee may determine.

(d)	Method of Delivery. Stock certificates representing the Restricted Stock awarded to a Participant shall be registered in the Participant’s name, but the Committee may direct that such certificates be held by the Company on behalf of the Participant until vested. At the time the Restricted Stock vests, a certificate for such vested shares shall be delivered to the Participant (or his or her designated beneficiary in the event of death) free of all restrictions.

(e)	Non-transferability. Except as may be permitted by the Committee, no shares of Restricted Stock may be sold, transferred, assigned, pledged or otherwise encumbered by the Participant until such Restricted Stock is fully vested.

8.	Deferred Stock Awards. Subject to the following provisions, all awards of Deferred Stock shall be in such form and shall have such terms and conditions as the Committee may determine:
(a)	Number of Deferred Stock Awards. The number of shares of Deferred Stock awarded shall be determined by the Committee. The Deferred Stock Award shall specify the number of shares of Deferred Stock to be awarded to any Participant and the Deferral Period during which, and the conditions under which, receipt of the shares of Deferred Stock will be deferred.

(b)	Deferred Stock Award Term. The term of the Deferred Stock Award shall be determined by the Committee.

(c)	Exercisability. The award of Deferred Stock, or receipt of Stock or cash at the end of the Deferral Period, may be conditioned upon the completion of a specified period of service with the Company or a Related Company, upon the attainment of specified performance goals or upon such other criteria as the Committee may determine.

(d)	Method of Settlement. At the expiration of the Deferral Period, the Participant (or his or her designated beneficiary in the event of death) shall receive (i) certificates for the number of shares of Stock equal to the number of shares covered by the Deferred Stock award, (ii) cash equal to the Fair Market Value of such Stock or (iii) a combination of shares and cash, as the Committee may determine.

(e)	No Stockholder Rights. A Participant shall have neither rights to dividends (other than amounts credited in accordance with Section 4(b)(vi) of this Plan) nor other rights of a stockholder with respect to the Deferred Stock until the expiration of the Deferral Period.

(f)	Non-Transferability. Except as may be permitted by the Committee, Deferred Stock awards may not be sold, assigned, transferred, pledged or otherwise encumbered during the Deferral Period.
9.	Stock Appreciation Rights. Subject to the following provisions, all awards of Stock Appreciation Rights shall be in such form and shall have such terms and conditions as the Committee may determine:
(a)	Number of Stock Appreciation Rights. The number of Stock Appreciation Rights Awarded shall be determined by the Committee. The Stock Appreciation Rights Award shall specify the number of shares of Stock to be covered by each Stock Appreciation Rights Award, the reference price thereof and the conditions and limitations applicable to the exercise thereof. Stock Appreciation Rights may be granted in tandem with Stock Option Awards, in addition to another Award or unrelated to another Award. Stock Appreciation Rights granted in tandem with or in addition to an Award may be granted either at the same time as the Award or at a later time.

(b)	Term. The term of the Stock Appreciation Rights Award shall be determined by the Committee. No Stock Appreciation Right granted under this Plan may be exercised less than 6 months (except in the event of death or permanent disability of a holder) after the date it is granted.

(c)	Exercisability. Subject to the terms of the Plan and any applicable Award letter or agreement, the Committee shall determine, at or after the grant of a Stock Appreciation Rights Award, the term, methods of exercise, methods and form of settlement and any other terms and conditions of such Stock Appreciation Rights. The award of stock or cash upon settlement may be conditioned upon the completion of a specified period of service with the Company or a Related Company, upon the attainment of specified performance goals or upon such other criteria as the Committee may determine. Any such determination by the Committee may be changed by the Committee from time to time and may govern the exercise of the Stock Appreciation Rights granted or exercised prior to such determination as well as Stock Appreciation Rights granted or exercised thereafter. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Rights Award as it shall deem appropriate.

(d)	Settlement. Stock Appreciation Rights shall entitle the holder to receive an amount equal to the excess of the Fair Market Value of shares of Stock to which the Award relates on the date of exercise of the Stock Appreciation Rights over the amount specified by the Committee. The Committee shall determine whether a Stock Appreciation Rights shall be settled in cash, shares of Stock or a combination of cash and Stock.

(e)	Stockholder Rights. A Participant shall have neither rights to dividends (other than amounts credited in accordance with Section 4(b)(vi) of this Plan) nor other rights of a stockholder with respect to the Stock Appreciation Rights unless and until the Stock Appreciation Rights Award is settled in shares of Stock.

(f)	Non-Transferability. Except as may be permitted by the Committee, Stock Appreciation Rights Awards may not be sold, assigned, transferred, pledged or otherwise encumbered during unless and until the Stock Appreciation Rights Award is settled in shares of Stock.
10.	Non-Employee Director Stock Option Awards. Notwithstanding the provisions of Section 6 of this Plan, Stock Options shall be granted to each individual who becomes a Non-Employee Director during the term of the Plan and was not serving as a Non-Employee Director on the Effective Date on the following terms and conditions:
(a)	Number of Shares Underlying Options and Price. Each eligible Non-Employee Director shall be granted Stock Options to purchase 20,000 shares of Stock. The exercise price per share of Stock purchasable under Stock Options granted pursuant to this Section 10(a) shall be 100% of the Fair Market Value of the Stock on the date of grant.

(b)	Vesting. Stock Options granted pursuant to Section 10(a) shall be exercisable commencing immediately as to 5,000 shares of Stock and on each of the first three anniversaries of the date of grant as to 5,000 additional shares of Stock.

(c)	Limits for Stock Option Awards. The aggregate number of shares of Stock that may be granted to any Non-Employee Director pursuant to Section 10(a) may not exceed 20,000 shares.

(d)	Method of Exercise. Vested Stock Options granted pursuant to Section 10(a) may be exercised in whole or in part at any time during the option period by giving written notice of exercise to the Company specifying the number of shares to be purchased, accompanied by payment of the purchase price. Payment of the purchase price shall be made in such manner as the Committee may provide in the Award, which may include cash (including cash equivalents), delivery of unrestricted shares of Stock owned by the optionee for at least six months or subject to Awards hereunder, any other manner permitted by law as determined by the Committee, or any combination of the foregoing. The Committee may provide that all or part of the shares received upon the exercise of a Stock Option which are paid for using Restricted Stock or Deferred Stock shall be restricted or deferred in accordance with the original terms of the Restricted Stock or Deferred Stock so used. Payment of the exercise price with certificates evidencing shares of Stock as provided above shall not increase the number of shares available for the grant of Stock Options under the Plan.

(e)	No Stockholder Rights. An optionee granted Stock Options pursuant to Section 10(a) shall have neither rights to dividends (other than amounts credited in accordance with Section 4(b)(vi) of this Plan) nor other rights of a stockholder with respect to shares subject to such Stock Option until the optionee has given written notice of exercise and has paid for such shares.

(f)	Non-transferability. No Stock Option granted pursuant to Section 10(a) shall be transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or ERISA During the optionee’s lifetime, all Stock Options granted pursuant to Section 10(a) shall be exercisable only by the optionee. Notwithstanding the above, the Committee may, in its discretion and subject to such limitations and conditions as the Committee deems appropriate, grant Non-Qualified Stock Options on terms that permit the optionee to transfer the option to the optionee’s spouse, children, siblings, parents or a trust in which these persons have more than fifty percent of the beneficial interest.

11.	Non-Employee Director Restricted Stock Awards. Notwithstanding the provisions of Section 7 of this Plan, Restricted Stock Awards shall be granted to each individual serving as a Non-Employee Director from time to time during the term of the Plan on the following terms and conditions:
(a)	Annual Grants. Each Non-Employee Director shall receive a grant of Restricted Stock on the Effective Date and as of the date of each subsequent Annual Meeting of Stockholders of the Company (or, if later, the date which is two business days after the release of the Company’s earnings results for the first quarter of the year in which such Annual Meeting of Stockholders is held).

(b)	Amount of Restricted Stock. The Restricted Stock Award granted pursuant to Section 11(a) shall consist of shares of Stock with an aggregate Grant Date Value of $25,000. If an individual becomes a Non-Employee Director during a Plan Year on a date other than the date of the Annual Meeting for such Plan Year, such Non-Employee Director shall be granted a Restricted Stock Award under Section 11(a) on the first business day after he becomes a Non-Employee Director which shall consist of shares of Stock with an aggregate Grant Date Value of $25,000 reduced pro-rata to reflect the portion of the Plan Year that has elapsed prior to the date on which he became a Non-Employee Director.

(c)	Vesting. Restricted Stock granted pursuant to Section 11(a) shall be vested and no longer subject to a risk of forfeiture on the date of the first Annual Meeting of Stockholders following the date of grant.

(d)	Method of Delivery. Stock certificates representing the Restricted Stock awarded to a Non-Employee Director pursuant to Section 11(a) shall be registered in the Non-Employee Director’s name, but the Committee may direct that such certificates be held by the Company on behalf of the Non-Employee Director. At the time the Restricted Stock vests, a certificate for such vested shares shall be delivered to the Non-Employee Director (or his or her designated beneficiary in the event of death) free of all restrictions.

(e)	Non-transferability. Except as may be permitted by the Committee, no shares of Restricted Stock awarded pursuant to Section 11(a) may be sold, transferred, assigned, pledged or otherwise encumbered by the Non-Employee Director until such Restricted Stock is fully vested.
12.	Tax Withholding.
(a)	Withholding. Each Employee shall, no later than the date as of which the value of an Award (or portion thereof) first becomes includible in the Employee’s income for applicable tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any federal, state, local or other taxes of any kind required by law to be withheld with respect to the Award (or portion thereof). The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company (and, where applicable, any Related Company), shall, to the extent required by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Employee including, but not limited to, the right to withhold shares of Stock otherwise deliverable to the Employee with respect to any Awards hereunder.
(b)	Use of Stock to Satisfy Withholding Obligations. To the extent permitted by the Committee, and subject to such terms and conditions as the Committee may provide, an Employee may irrevocably elect to have the withholding tax obligation or any additional tax obligation with respect to any Awards hereunder satisfied by (i) having the Company withhold shares of Stock otherwise deliverable to the Employee with respect to the Award, (ii) delivering to the Company shares of unrestricted Stock or (iii) through any combination of withheld and delivered shares of Stock, as described in (i) and (ii).
13.	Amendments and Termination. The Board or the Committee may discontinue the Plan at any time and may amend it from time to time. No such action of the Board or the Committee shall require the approval of the stockholders of the Company, unless such stockholder approval is required by applicable law or by the rules or regulations of the New York Stock Exchange, or is otherwise determined necessary or desirable, in the sole discretion of the Committee, to enable transactions associated with grants of Stock Options, Restricted Stock and Deferred Stock and purchases of Stock to qualify for an exemption from Section 16(b) of the Exchange Act or to qualify for the exception for qualified performance-based compensation under Section 162(m) of the Code. No amendment or discontinuation of the Plan shall adversely affect any Award previously granted without the Award holder’s written consent.
14.	Termination of Employment, Independent Contractor or Board Service. If a Participant’s employment or service with the Company or a Related Company terminates by reason of death, disability, retirement, voluntary or involuntary termination or otherwise or a Non-Employee Director ceases to be a member of the Board by reason of death, disability, retirement, resignation or otherwise, the Awards granted pursuant to this Plan shall be exercisable to the extent determined by the Committee. The Committee may provide that, notwithstanding a previously determined Award term, an Award which is outstanding on the date of a Participant’s death shall remain outstanding for an additional period after the date of such death.
15.	Change in Control. Unless otherwise determined by the Committee at the time of grant or by amendment (with the holder’s consent) of such grant, in the event of a Change in Control all outstanding Stock Option Awards under the Plan shall become fully vested and exercisable and the restrictions and deferral limitations applicable to all outstanding Restricted Stock and Deferred Stock awards under the Plan shall lapse and such Awards shall be deemed fully vested immediately prior to the effective date of the Change in Control unless the surviving, continuing, or purchasing corporation, or a parent or subsidiary thereof, as the case may be (the “surviving corporation”), assumes such Awards or substitutes equivalent Awards therefor. Any Stock Options which are neither assumed or substituted for by the surviving corporation in connection with the Change in

Control nor exercised as of the effective date of the Change in Control shall terminate and cease to be outstanding as of the effective date of the Change in Control.

16.	General Provisions.
(a)	Additional Requirements. Each Award under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body or (iii) an agreement by the recipient of an Award with respect to the disposition of Stock is necessary or desirable (in connection with any requirement or interpretation of any federal or state securities law, rule or regulation) as a condition of, or in connection with, the granting of such Award or the issuance, purchase or delivery of Stock thereunder, such Award shall not be granted or exercised, in whole or in part, unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

(b)	Award Agreements. Each Award granted pursuant to the Plan shall be evidenced by a written Award Agreement executed by the Company and the person to whom such Award is granted or a grant letter executed by the Company.

(c)	Investment Purposes. The Committee may require a Participant to give satisfactory assurances that the shares purchased by him or her pursuant to any Award are being purchased for investment and not with a view to resale or distribution, and will not be transferred in violation of applicable securities laws.

(d)	Registration. The Committee may condition the exercise of an Award upon the listing, registration or qualification of the shares covered by such Award upon a securities exchange or under applicable securities laws.

(e)	Plan Not a Contract of Employment. The Plan is not an employment contract and neither the Plan nor any action taken hereunder shall be construed as giving to a Participant the right to be retained in the employ of the Company or a Related Company. The Company or, as applicable, the Related Company may terminate the Participant’s employment as freely and with the same effect as if the Plan were not in existence. Nothing set forth in the Plan shall prevent the Company or a Related Company from adopting other or additional compensation arrangements.

(f)	Determinations Not Uniform. Determinations by the Committee under the Plan relating to the form, amount, and terms and conditions of Awards need not be uniform, and may be made selectively among persons who receive or are eligible to receive Awards under the Plan, whether or not such persons are similarly situated.

(g)	Indemnification. No member of the Board or the Committee, nor any officer or Employee of the Company or a Related Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made with respect to the Plan, and all members of the Board and the Committee, and all officers or Employees of the Company and Related Companies acting on their behalf, shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.
(h)	Awards Not Includable for Benefit Purposes. Income recognized by an Employee pursuant to the Plan shall not be included in the determination of benefits under any other executive compensation or Employee benefit or other compensatory plan of the Company or a Related Company, or any entity controlled by the Company or a Related Company, except as specifically provided in any such other plan or as otherwise provided by the Committee.

(i)	Severability. If any provision of the Plan is held to be void, illegal, unenforceable or otherwise in conflict with the law governing the Plan, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the other provisions of the Plan shall remain in full force and effect.

(j)	Headings and Governing Law. The text of the Plan shall control and the headings to the Sections are for reference purposes only and do not limit or extend the meaning of any of the Plan’s provisions. Except as to matters of federal law, the Plan and all rights hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to the principles of conflicts of law thereof.

(k)	Unfunded Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a recipient by the Company, nothing contained herein shall give any such recipient any rights that are greater than those of a general creditor of the Company.

(l)	Applicable Laws. The obligation of the Company to sell or deliver shares with respect to the Awards granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee. Moreover, each Award is subject to the requirement that, if at any time the Committee determines, in its absolute discretion, that the listing, registration or qualification of shares issuable pursuant to an Award is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award, or the issuance of shares thereunder, no Awards shall be granted or shares issued, in whole or in part, unless such listing, registration, qualification, consent or approval has been effected or obtained, free of any conditions, as acceptable to the Committee. In the event that the issuance or disposition of shares acquired pursuant to an Award is not covered by a then current registration statement under the Exchange Act and is not otherwise exempt from such registration, such shares shall be restricted against transfer to the extent required by the Exchange Act or regulations thereunder, and the Committee may require the holder of an Award receiving shares pursuant to that Award, as a condition precedent to receipt of such shares, to make such representations as the Committee deems appropriate, including, without limitation, a representation to the Company in writing that the shares acquired by such Participant are acquired for investment only and not with a view to distribution.
17.	Effective Date and Duration. The Plan shall be effective on the Effective Date, subject, to the extent required by law, to approval by the Company’s stockholders. No awards of Stock Options, Restricted Stock, Deferred Stock or Stock Appreciation Rights shall be made under the Plan after the date that is 10 years from the Effective Date.